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                                                                      EXHIBIT 18

                                    GMO TRUST

                      Plan pursuant to Rule 18f-3 under the
                         Investment Company Act Of 1940
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                             Effective June 1, 1996
                          As Amended November ___, 1997

         This Plan (the "Plan") is adopted by GMO Trust (the "Trust") pursuant to Rule 18f-3 under the Investment Company Act of 1940 (the "Act") and sets forth the general characteristics of, and the general conditions under which the Trust may offer, multiple classes of shares of its now existing and hereafter created portfolios ("Funds"). This Plan may be revised or amended from time to time as provided below.

CLASS DESIGNATIONS

         Each Fund of the Trust may from time to time issue one or more of the following classes of shares: Class I Shares, Class II Shares, Class III Shares, Class IV Shares, Class V Shares, Class VI Shares, Class VII Shares and Class VIII Shares. Each of the classes of shares of any Fund will represent interests in the same portfolio of investments and, except as described herein, shall have the same rights and obligations as each other class. Each class shall be subject to such investment minimums and other conditions of eligibility as are set forth in the Trust's prospectus or statement of additional information as from time to time in effect (the "Prospectus").

CLASS ELIGIBILITY

         Class eligibility is generally dependent on the size of the client's total account under the management of Grantham, Mayo, Van Otterloo & Co. LLC, the Trust's investment adviser (referred to herein as "GMO" or the "Adviser"), as described from time to time in the Prospectus.

         Eligibility for Class I, Class II and Class III Shares is dependent on the size of a client's minimum "Total Investment" with GMO. For clients that had accounts with GMO as of May 31, 1996, their initial Total Investment will equal the market value of all of their investments advised by GMO as of the close of business on May 31, 1996. For clients establishing a relationship with GMO on or after June 1, 1996, their Total Investment at any date is equal to the aggregate of all amounts contributed to (less amounts withdrawn from) any Fund on or after June 1, 1996, plus the market value of any non-mutual fund investment with GMO as of the month-end prior to the date that "Total Investment" is being computed. For purposes of class eligibility, market appreciation or depreciation of a Fund's account is not


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considered; the Total Investment of a client is affected only by (i) the amount of contributions to and withdrawals from Funds made by the client; and (ii) changes in the market value of any non- mutual fund investment with GMO as of the month-end prior to the date that "Total Investment" is being computed. It is assumed that any Fund redemptions or withdrawals made by a client are satisfied first from market appreciation in their shares, so that a redemption or withdrawal does not lower a client's Total Investment unless the redemption or withdrawal exceeds the value of market appreciation.

         Eligibility for Class IV, Class V, Class VI, Class VII and Class VIII Shares is dependent upon the client meeting either (i) a minimum "Total Fund Investment" requirement which includes only a client's total investment in the particular Fund, OR (ii) a minimum "Total Investment" requirement as set forth in the Prospectus in effect from time to time. For clients that have accounts with GMO as of November 30, 1997, their initial Total Investment or initial Total Fund Investment for purposes of determining eligibility for Class IV, Class V, Class VI, Class VII and Class VIII Shares will equal the market value of all of their investments advised by GMO and its affiliates, or the market value of their investment in the particular Fund, as the case may be, as of the close of business on November 30, 1997. For clients establishing a relationship with GMO on or after December 1, 1997, their Total Fund Investment and Total Investment for purposes of determining eligibility for Class IV, Class V, Class VI, Class VII and Class VIII Shares will be determined similarly to the determination of Total Investment for purposes of eligibility for Class I, Class II and Class III Shares described above ( i.e., appreciation and depreciation of Fund shares is not considered in either calculation; a client's Total Investment is affected only by the amount of contributions to and withdrawals from Fund accounts made by the client and changes in the market value of any non-mutual fund investment with GMO or its affiliates as of the month-end prior to the date that Total Investment is being computed; a client's Total Fund Investment is affected only by the amount of contributions to and withdrawals from the relevant Fund made by the client). Similar to Class I, Class II and Class III Shares, it is assumed that any Fund redemptions or withdrawals made by a client are satisfied first from market appreciation in their shares, so that a redemption or withdrawal does not lower a client's Total Investment unless the redemption or withdrawal exceeds the value of market appreciation. However, with respect to Class IV Shares only, a withdrawal from a non-mutual fund account, or a withdrawal of Fund shares in excess of market appreciation, will only affect a client's Total Investment or Total Fund Investment if, on the date of computation, the aggregate value of such withdrawals since the previous computation of Total Investment or Total Fund Investment, as the case may be (the "prior computation date"), equals or exceeds 10% of the value of such client's Total Investment or Total Fund Investment as of the prior computation date.

CLASS CHARACTERISTICS

         The sole difference among the various classes of shares is the level of shareholder service fee ("Shareholder Service Fee") borne by the class for client and shareholder service, reporting and other support provided to such class by GMO.

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         The multiple class structure reflects the fact that, as the size of the client relationship increases, the cost to service that relationship is expected to decrease as a percentage of the account. Thus, the Shareholder Service Fee is lower for classes for which eligibility criteria generally require greater assets under GMO's management.

         Certain Funds are subject to either an initial purchase premium, a redemption fee, or both. The initial purchase premium and redemption fee, if any, may, in some limited cases, be subject to reduction or waiver if the Adviser determines that there are minimal brokerage and/or transaction costs incurred as a result of the purchase or redemption, as set forth in the Prospectus in effect from time to time.(1)

ALLOCATIONS TO EACH CLASS

         EXPENSE ALLOCATIONS

         Shareholder Service Fees payable by the Trust to the shareholder servicer of the Trust's shares (the "Shareholder Servicer") shall be allocated, to the extent practicable, on a class-by-class basis. Subject to the approval of the Trust's Board of Trustees, including a majority of the independent Trustees, the following "Class Expenses" may (if such expense is properly assessable at the class level) in the future be allocated on a class-by-class basis: (a) transfer agency costs attributable to each class, (b) printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses and proxy statements to current shareholders of a specific Class, (c) SEC registration fees incurred with respect to a specific class, (d) blue sky and foreign registration fees and expenses incurred with respect to a specific class, (e) the expenses of administrative personnel and services required to support shareholders of a specific class (including, but not limited to, maintaining telephone lines and personnel to answer shareholder inquiries about their accounts or about the Trust), (f) litigation and other legal expenses relating to a specific class of shares, (g) Trustees' fees or expenses incurred as a result of issues relating to a specific class of shares, (h) accounting and consulting expenses relating to a specific class of shares, (i) any fees imposed pursuant to a non-Rule 12b-1 shareholder service plan that relate to a specific class of shares, and (j) any additional expenses, not including advisory or custodial fees or other expenses related to the management of the Trust's assets, if these expenses are actually incurred in a different amount with respect to a class, or if services are provided with respect to a class, or if services are provided with respect to a class that are of a different kind or to a different degree than with respect to one or more other classes.

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         (1) All purchase premiums are paid to and retained by the relevant Fund and are intended to cover the brokerage and other costs associated with putting an investment to work in the relevant markets. All redemption fees are paid to and retained by the relevant Fund and are designed to allocate transaction costs caused by shareholder activity to the shareholder generating the activity.


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         All expenses not now or hereafter designated as Class Expenses ("Fund
Expenses") will be allocated to each class on the basis of the net asset value of that class in relation to the net asset value of the relevant Fund.

         However, notwithstanding the above, a Fund may allocate all expenses other than Class Expenses on the basis of any methodology permitted by Rule 18f-3(c) under the Act, provided, however, that until such time as this Plan is amended with respect to the Fund's allocation methodology, the Fund will allocate all expenses other than Class Expenses on the basis of relative net assets.

         WAIVERS AND REIMBURSEMENTS

         The Adviser and the Shareholder Servicer may choose to waive or reimburse Shareholder Service Fees, or any other Class Expenses on a voluntary or temporary basis.

         INCOME, GAINS AND LOSSES

         Income and realized and unrealized capital gains and losses shall be allocated to each class on the basis of the net asset value of that class in relation to the net asset value of the relevant Fund.

         Each Fund may allocate income and realized and unrealized capital gains and losses to each share based on any methodology permitted by Rule 18f-3(c)(2) under the Act, consistent with the provisions set forth in "Expense Allocations" above.

CONVERSION AND EXCHANGE FEATURES

         On July 31 of each year and on such other dates as may be determined by GMO with notice to the Trustees (each a "Conversion Date"), each client's Total Investment and Total Fund Investment, as previously defined and as described in the Prospectus, will be determined. Based on that determination, the client's shares of each Fund will be automatically converted to the class of shares of such Fund with the lowest Shareholder Service Fee which the client would be eligible to purchase based on such Total Investment or Total Fund Investment, as the case may be, which are then being offered by the Trust. Further, if a client makes an investment in a GMO Fund or a non-mutual account advised by GMO or its affiliates that causes the client to be eligible for a class of shares with a lower Shareholder Service Fee, or the Trust commences offering a new class of shares of a particular GMO Fund with a lower Shareholder Service Fee which such client is eligible to purchase, such conversion will be effected within 15 days after the end of the month during which such investment was made or such class offered, as the case may be. Notwithstanding the foregoing, there will be no automatic conversion from a class of shares with a lower Shareholder Service Fee to a class of shares with a higher Shareholder Service Fee unless appropriate disclosure regarding the

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higher Shareholder Service Fee has been given to the affected client(s) in the
Prospectus or otherwise.

         Shares of one class will always convert into shares of another class on the basis of the relative net asset value of the two classes, without the imposition of any sales load, fee or other charge. The conversion of a client's investment from one class of shares to another is not a taxable event, and will not result in the realization of gain or loss that may exist in Fund shares held by the client. The client's tax basis in the new class of shares will equal their basis in the old class before conversion. The conversion of shares from one class to another class of shares may be suspended if the opinion of counsel obtained by the Trust that the conversion does not constitute a taxable event under current federal income tax law is no longer available.

         Certain special rules will be applied by the Adviser with respect to clients who owned shares of Funds upon the creation of multiple classes on May 31, 1996. First, all clients existing on May 31, 1996 received Class III Shares on June 1, 1996 regardless of the size of their GMO investment. Second, the conversion of existing clients to any class of shares with a higher Shareholder Service Fee will not occur until July 31, 1997 (or such later date as may be determined by the Adviser), based on the client's Total Investment as of such date (or such later date as may be determined by the Adviser). Third, existing clients whose Total Investment as of May 31, 1996 was equal to $7 million or more will be eligible to remain invested in Class III Shares indefinitely (irrespective of whether the Fund has a higher investment minimum set forth in the Prospectus), provided such client makes no subsequent redemptions or withdrawals other than of amounts attributable to market appreciation of its account value as of June 1, 1996. Fourth, existing clients whose Total Investment as of May 31, 1996 was less than $7 million but greater than $0 will be eligible to invest in or convert to Class II Shares indefinitely (irrespective of whether the Fund has a higher investment minimum set forth in the Prospectus), provided that such client makes no subsequent redemptions or withdrawals other than of amounts attributable to market appreciation of its account value as of June 1, 1996. Notwithstanding the foregoing special rules applicable to clients owning shares of the Funds on May 31, 1996, such clients shall always be eligible to remain in and/or be converted to any class of shares of the relevant Fund with a lower Shareholder Service Fee which the client would be eligible to purchase pursuant to the eligibility requirements set forth elsewhere in this Plan or in the Prospectus.

         Notwithstanding anything to the contrary in this Plan, pursuant to
Article VI, Section 3 of the Trust's Amended and Restated Agreement and Declaration of Trust, the Trust has the right to redeem unilaterally any shareholder of any Fund if at such time such shareholder owns shares of any Fund or class thereof "having an aggregate net asset value of less than an amount determined from time to time by the Trustees."


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DIVIDENDS

         Dividends paid by the Trust with respect to its Class I, Class II, Class III, Class IV, Class V, Class VI, Class VII and Class VIII Shares, to the extent any dividends are paid, will be calculated in the same manner, at the same time and will be in the same amount, except that any Service Fee payments relating to a class of shares will be borne exclusively by that class and, if applicable, Class Expenses relating to a class shall be borne exclusively by that class.

VOTING RIGHTS

         Each share of the Trust entitles the shareholder of record to one vote. Each class of shares of the Trust will vote separately as a class on matters for which class voting is required under applicable law.

RESPONSIBILITIES OF THE TRUSTEES

         On an ongoing basis, the Trustees will monitor the Trust for the existence of any material conflicts among the interests of the eight classes of shares. The Trustees shall further monitor on an ongoing basis the use of waivers or reimbursement of expenses by the Adviser to guard against cross-subsidization between classes. The Trustees, including a majority of the independent Trustees, shall take such action as is reasonably necessary to eliminate any such conflict that may develop.

REPORTS TO THE TRUSTEES

         The Adviser and the Shareholder Servicer will be responsible for reporting any potential or existing conflicts among the eight classes of shares to the Trustees.

AMENDMENTS

         The Plan may be amended from time to time in accordance with the provisions and requirements of Rule 18f-3 under the Act.



Adopted this ____ day of ___________, 1997



By: ________________________
    Alison E. Baur
    Clerk


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